Exhibit 15

December 7, 2004

PNM Resources, Inc.

Albuquerque, New Mexico

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of PNM Resources, Inc. and subsidiaries for the periods ended March 31, 2004 and 2003, June 30, 2004 and 2003 and September 30, 2004 and 2003 as indicated in our reports dated April 30, 2004, August 4, 2004, and November 3, 2004, respectively (which reports include explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003 and the change in actuarial valuation measurement date for the pension plan and other post-retirement benefit plans from September 30 to December 31 during 2003); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Francisco, California